Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Catasys, Inc. on Form S3 (Nos. 333-121634, 333-123772, 333-128544, 333-128931, 333-140114, 333-140593, 333-140594, 333-145906, 333-147188, 333-153053, 333-158407 and 333-230475) and Form S8 (Nos. 333-123773, 333-136446, 333-149766, 333-153054, 333-173662, 333-222276, and 333-229717) of our reports dated March 16, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, and the effectiveness of Catasys, Inc.’s internal control over financial reporting as of December 31, 2019, which reports are included in this Annual Report on Form 10-K to be filed on or about March 16, 2020. Our report includes an explanatory paragraph that refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 16, 2020